Exhibit 2.2
AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT
This AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this “Amendment”) dated as of May 30, 2016, is by and among InvenTrust Properties Corp., a Maryland corporation (“Seller”), University House Communities Group, Inc., a Delaware corporation (the “Company”), and UHC Acquisition Sub LLC, a Delaware limited liability company (“Buyer”).
WHEREAS, Seller, the Company and Buyer entered into the Stock Purchase Agreement, dated as of January 3, 2016 (the “Stock Purchase Agreement”);
WHEREAS, Seller, the Company and Buyer now intend to amend certain provisions of the Stock Purchase Agreement as set forth herein; and
WHEREAS, Seller, the Company and Buyer have each approved the execution and delivery of this Amendment.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, the Company and Buyer agree as follows:
SECTION 1.    Defined Terms. Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Stock Purchase Agreement.
SECTION 2.    Deadline for Radian Loan Assumption. Buyer and Seller agree to extend the date for the Parties to determine whether the Lender Consent with respect to the Radian Loan has been obtained in the form required by the Stock Purchase Agreement until June 10, 2016, provided, however that (i) Seller reserves all of its rights to assert that the Lender Consent with respect to the Radian Loan has been obtained on or prior to the date hereof and (ii) Buyer reserves all of its rights to assert that the Lender Consent with respect to the Radian Loan has not been obtained on or prior to the date hereof. In furtherance of the foregoing:
2.1    Section 2.5(b) is hereby amended by changing “May 31” in the final sentence of such Section to “June 10”.
2.2    Section 6.13(c) is hereby amended by changing “May 31” in the first sentence of such Section to “June 10”.
2.3    Section 7.2(f) is hereby amended by changing “May 31” in such Section to “June 10”.
SECTION 3.    Closing Date. Section 2.5(a) of the Stock Purchase Agreement is hereby amended to provide that, in no event shall the Closing be required to occur prior to June 21, 2016. The Closing shall take place on the later to occur of (i) the third Business Day following the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the Closing as set forth in Article VII of the Stock Purchase Agreement (other than conditions with respect to actions the Parties shall take at the Closing itself, or with respect to the PA

Subsidiary Sale, if applicable, and the Conversions, which will be taken one (1) Business Day prior to the Closing, or which, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction of such conditions at the Closing) and (ii) June 21, 2016, and in all events, the Closing shall occur on or before the End Date.
SECTION 4.    Good Faith Discussions. Buyer and Seller agree that their respective representatives shall meet in person on or prior to June 3, 2016, to engage in good faith discussions to attempt to resolve certain outstanding items in connection with the Closing, including, without limitation, replacing the incorrect version of the Sample Closing Statement that was attached to the Stock Purchase Agreement, and to resolve certain related financial adjustment matters.
SECTION 5.    Effect on Stock Purchase Agreement. Other than as specifically set forth herein, all other terms and provisions of the Stock Purchase Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.
SECTION 6.    Severability. If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Amendment, they shall take any actions necessary to render the remaining provisions of this Amendment valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Amendment to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.
SECTION 7.    Captions. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof.
SECTION 8.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be signed and transmitted by facsimile machine or electronic mail (via .pdf or similar transmittal), and any signatures so transmitted shall be treated as an original document.
SECTION 9.    Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns as provided in the Stock Purchase Agreement.
SECTION 10.    Applicable Law; Jurisdiction. This Amendment and the transactions contemplated herein, and all disputes between the Parties arising out of or related to this Amendment, the transactions contemplated herein or the facts and circumstances leading to its or their execution or performance, whether in contract, tort or otherwise, shall be governed by the laws of the State of Delaware, without reference to conflict of law principles that could mandate the application of the laws of another jurisdiction. The remaining provisions of Section 11.11 of the Stock Purchase Agreement are hereby incorporated herein with respect to this Amendment.

SECTION 11.    Entire Agreement. This Amendment and the Stock Purchase Agreement, including the exhibits and annexes thereto, the Disclosure Schedule, the documents and instruments relating to the transaction referred to in this Amendment and the Stock Purchase Agreement and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Amendment and the Stock Purchase Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

SELLER:
INVENTRUST PROPERTIES CORP.

By:	/s/ Michael Podboy
Name: Michael Podboy
Title: EVP-CFO/CIO

COMPANY:
UNIVERSITY HOUSE COMMUNITIES GROUP, INC.

By:	/s/ Michael Podboy
Name: Michael Podboy
Title: EVP-CFO/CIO

BUYER:
UHC ACQUISITION SUB LLC

By:	/s/ Robert D. Bronstein
Name: Robert D. Bronstein
Title: President

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